                                                                   EXHIBIT 11.1

                              SUMMIT DESIGN, INC.

      COMPUTATION OF SHARES USED IN PRO FORMA NET INCOME (LOSS) PER SHARE

                                    YEAR ENDED DECEMBER 31,
                                --------------------------------
                                                                  SIX MONTHS
                                                                     ENDED
                                   1993       1994       1995    JUNE 30, 1996
                                ---------- ---------- ---------- -------------
Weighted average shares out-
 standing......................  1,541,922  1,842,108  1,872,508   1,951,165
Stock options (1)..............    924,101    924,101    924,101     924,101
Preferred shares (2)...........  9,103,346  9,103,346  9,103,346   9,103,346
                                ---------- ---------- ----------  ----------
                                11,569,369 11,869,555 11,899,955  11,978,612
                                ========== ========== ==========  ==========

- --------

(1) Assumes exercise of all outstanding options and options issued within one year of the date of the initial filing of this Registration Statement which options are considered exercised in all periods presented.

(2) Assumes conversion of all preferred shares outstanding as of the date of the filing of this Registration Statement which shares are considered outstanding for all periods presented.